                                                                      Exhibit 20


            [LOGO OF NOBEL EDUCATION DYNAMICS, INC. APPEARS HERE.]




                                                 November 1, 1995


DEAR SHAREHOLDER:

Nobel experienced a very good and eventful third quarter with record earnings, two major acquisitions, a $23,000,000 recapitalization, a reverse stock split and the opening of our first Chesterbrook Academy schools in the Midwest (Champaign, Illinois) and East (Exton and Wayne, Pennsylvania; Voorhees, New Jersey; Greensboro and Lewisville, North Carolina). As important as the openings themselves is the acceptance of the concept that an educationally advanced preschool at essentially the same price as basic child care is a product of choice by knowing parents (see attached article from an Illinois newspaper, Attachment 1).

Attachments 2 and 3 from USA Today and The Wall Street Journal respectively are other indications that Nobel is in the right place at the right time. There is significant demand from parents who want to be provided with a meaningful alternative to the failing public school debacle, and we believe that alternative is Nobel Education Dynamics.

Nobel also received recognition from Equities Magazine, Inc. (Attachment 4), Ferris Baker Watts (Attachment 5) and The Education Industry Report (Attachment
6), as well as Forbes Magazine which was sent to you previously.

Nobel also participated in Alex Brown & Sons' annual education seminar. Jack Clegg, Chairman of Nobel, participated on a panel with Apollo Group, Inc., Sylvan Learning Centers, Inc. and The Edison Project regarding the privatization of education.

Nobel's financial results also reached record levels in the third quarter ending September 30, 1995 as summarized in the table that follows:

========================================================================
($000'S              QUARTER ENDING    QUARTER ENDING   1995 VERSUS
OMITTED)             9/30/95           9/30/94          1994

________________________________________________________________________
Revenue              $10,572           $7,721             +37%
------------------------------------------------------------------------
Pretax Profit            260               30            +770%
------------------------------------------------------------------------
Net income               171               12           +1325%
------------------------------------------------------------------------
*Fully Diluted     $  0.02                  0           +$0.02
Earnings Per
Share
========================================================================

     *Shows effect of one-for-four reverse stock split. Fully diluted earnings per share were based on 6,148,988 and 5,055,788 common share and share equivalents for the three months ended September 30, 1995 and 1994 respectively.

Note that income for the third quarter of 1995 represented significant progress in softening what is traditionally the Company's seasonal downturn which, in the past, resulted in losses. Nobel's Merryhill Country Schools' income from school operations increased 487% and represented the most significant seasonality change.

For the nine months ending September 30, 1995, the year-to-date financial results also represent record earnings as shown below:


======================================================================
($000'S            FOR THE NINE    FOR THE NINE    1995 VERSUS
 OMITTED)          MONTHS ENDING   MONTHS ENDING   1994
                   9/30/95         9/30/94
----------------------------------------------------------------------
Revenue            $30,766         $24,723          +24%
----------------------------------------------------------------------
Pretax Profit        1,686           1,301          +30%
----------------------------------------------------------------------
Net Income           3,239           1,757          +84%
----------------------------------------------------------------------
*Fully Diluted   $  0.54         $  0.36           +$0.18
Earnings Per
Share
======================================================================

     *Shows effect of one-for-four reverse stock split. Fully diluted earnings per share were based on 5,984,299 and 4,850,514 common share and share equivalents for the nine months ended September 30, 1995 and 1994 respectively.

Shareholders' equity increased $4,087,507 in the third quarter and $7,255,717 year to date, reaching $15,554,022 at September 30, 1995.

Both of Nobel's acquisitions in the third quarter represented significant events plus opportunities for additional growth. The acquisition of Educo, Inc. added ten eastern schools to the Nobel family. These schools are located in Maryland, Virginia, South Carolina and North Carolina. The acquisition of the nine Children Today centers expanded Nobel's core operations into an additional state, Indiana, while strengthening our Midwest presence. Educo and Children Today, acquired at the end of August 1995, represent approximately $760,000 in combined additional revenue in their first month of operations and represent approximately $9.4 million in revenues annualized as well as a capacity for 2,700 additional children.

The financial restructuring of Nobel in the third quarter furnished the Company with a stronger financial foundation as well as resources for Nobel's future growth. First Valley/United Jersey Bank provided $15,000,000 of senior debt capital while Allied Capital provided $8,000,000 of equity and sub-debt. The bank debt from CoreStates Bank and Foothill Capital was repaid. A portion of the new capital was used to acquire the operations of Educo, Inc. and Children Today. The remaining funds will furnish capital for Nobel's future growth.

Nobel Education Dynamics, Inc. is now a leading "education company" with significant growth potential. Nobel provides an excellent education from preschool through eighth grade at tuitions affordable to most middle income families, while producing a profit. Managing each school as an efficient business is Nobel's success formula.

Growth and geographic expansion will continue via newly built schools, acquisitions and also by opening more previously closed, public schools as Nobel schools, while rigidly maintaining the quality of educational programs provided. Nobel's management believes that the Company is just beginning to take advantage of its position in an expanding industry, and that Nobel's growth potential is very significant.

                                                Sincerely,



                                                A. J. Clegg
                                                Chairman

AJC:smw
Attachments

                        NOBEL EDUCATION DYNAMICS, INC.
                               AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                             ________________

                                                                    (Unaudited)
                                                                   September 30,   December 31,
                                                                        1995           1994
                                                                   -------------  -------------
ASSETS
------

Cash and cash equivalents                                            $ 3,711,215   $    853,886
Accounts receivable, less allowance for
   doubtful accounts of $96,282 in both
   1995 and 1994                                                         697,012        614,640
Notes receivable                                                             ---         45,114
Prepaid expenses and other assets                                      2,002,884        806,020
                                                                     -----------   ------------

   Total Current Assets                                                6,411,111      2,319,660
                                                                     -----------   ------------

Property and equipment, at cost                                       21,402,908     13,398,969
Accumulated depreciation                                              (4,976,561)    (4,216,505)
                                                                     -----------   ------------
                                                                      16,426,347      9,182,464
Property and equipment held for sale                                   1,297,775      1,266,648
Cost in excess of net assets acquired                                 17,660,188      8,887,995
Deposits and other assets                                              2,725,427      1,066,926
Deferred tax asset                                                     2,616,200        510,300
                                                                     -----------   ------------

   Total Assets                                                      $47,137,048   $ 23,233,993
                                                                     ===========   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------

Current portion of long-term obligations                             $ 1,633,145      1,767,756
Current portion of capital lease
  obligations                                                             47,935         57,194
Accounts payable and other current liabilities                         8,295,097      4,594,768
Reserve for restructuring                                                100,000         96,900
                                                                     -----------   ------------

   Total Current Liabilities                                          10,076,177      6,516,618
                                                                     -----------   ------------

Long-term obligations                                                 11,830,267      7,846,151
Subordinated long-term debt                                            9,079,483
Capital lease obligations                                                336,386        371,543
Deferred gain on sale/leaseback                                           57,310         63,303
Minority interest in consolidated subsidiary                             203,403        138,073
                                                                     -----------   ------------

   Total Liabilities                                                  31,583,026     14,935,688
                                                                     -----------   ------------

Shareholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized,
 1,063,830 issued in 1995, 2,500,000 issued in 1994
 and 2,484,320 issued in 1993                                              5,505          4,984
Common stock, $.001 par value,
 50,000,000 shares authorized, outstanding
 4,087,774 shares in 1995 and 15,445,063 in 1994                           4,088         15,445
Common stock issuable                                                        313            ---
Additional paid-in capital                                            23,818,046     19,644,922
Accumulated deficit                                                   (8,273,930)   (11,367,046)
                                                                     -----------   ------------
Total Shareholders' Equity                                            15,554,022      8,298,305
                                                                     -----------   ------------

    Total Liabilities and Shareholders' Equity                       $47,137,048    $23,233,993
                                                                    ============   ============

                        NOBEL EDUCATION DYNAMICS, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

             for the nine months ended September 30, 1995 and 1994
             -----------------------------------------------------
                                  (Unaudited)

                                           1995          1994
                                       ------------  ------------

Revenues                               $30,765,128   $24,722,906
                                       -----------   -----------

Operating Expenses                      24,918,719    20,288,422
                                       -----------   -----------

  School operating profit                5,846,409     4,434,484

General and administrative expenses      2,473,863     2,080,090

Litigation reserve                         500,000           ---

Interest expense                         1,213,746       945,792

Other income                               (92,038)       45,720

Minority interest in profit
  of consolidated subsidiary                65,330        61,710
                                       -----------   -----------

Income before income taxes               1,685,508     1,301,172

Income tax (benefit) expense            (1,614,900)     (456,300)
                                       -----------   -----------

Net income before extraordinary
  item                                 $ 3,300,408   $ 1,757,472

Extraordinary item                          62,000*          ---
                                       -----------   -----------

Net income                             $ 3,238,408   $ 1,745,472
                                       ===========   ===========


Preferred stock dividends              $   145,288   $   149,058
                                       -----------   -----------

Net income available to common
  shareholders                         $ 3,093,120   $ 1,608,414
                                       ===========   ===========

Primary earnings per share
  before extraordinary item            $      0.71   $      0.40**
                                       ===========   =============

Primary earnings per share             $      0.69   $      0.40**
                                       ===========   =============

Fully diluted earnings per share
  before extraordinary item            $      0.55   $      0.36**
                                       ===========   =============

Fully diluted earnings per share       $      0.54   $      0.36**
                                       ===========   =============

*Write-off of unamortized loan origination fees relating to refinancing. **Proforma for 1:4 stock split.

                        NOBEL EDUCATION DYNAMICS, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

            for the three months ended September 30, 1995 and 1994
            ------------------------------------------------------
                                  (Unaudited)


                                           1995          1994
                                       ------------  ------------

Revenues                               $10,572,070    $7,721,008
                                       -----------    ----------

Operating Expenses                       8,980,190     6,686,329
                                       -----------    ----------

  School operating profit                1,591,880     1,034,679

General and administrative expenses        878,298       640,215

Interest expense                           511,415       299,981

Other income                               (80,657)       46,306

Minority interest in profit
  of consolidated subsidiary                22,501        18,362
                                       -----------    ----------

Income before income taxes                 260,323        29,815

Income tax (benefit) expense                90,000        18,000
                                       -----------    ----------

Net income before extraordinary
  item                                 $   170,323    $   11,815

Extraordinary item                          62,000*          ---
                                       -----------    ----------

Net income                             $   108,323    $   11,815
                                       ===========    ==========


Preferred stock dividends              $    45,916    $   49,686
                                       -----------    ----------

Net income available to common
  shareholders                         $    62,407       (37,871)
                                       ===========    ==========

Primary earnings per share
  before extraordinary item            $      0.03    $     0.00
                                       ===========    ==========

Primary earnings per share             $      0.01    $     0.00
                                       ===========    ==========

Fully diluted earnings per share
  before extraordinary item            $      0.03    $     0.00
                                       ===========    ==========

Fully diluted earnings per share       $      0.02    $     0.00
                                       ===========    ==========

*Write-off of unamortized loan origination fees related to refinancing.